FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                      FILE NUMBER 333-49001


        PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 9, 1998

                           7,554,054 Shares
                      Socket Communications, Inc.

                    Common Stock, $0.001 par value

                         --------------------


     This Prospectus Supplement (the "Prospectus Supplement") supplements the Prospectus dated June 9, 1998 (the "Prospectus") of Socket Communications, Inc. ("Socket" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 7,554,054 shares of Common Stock of the Company, par value $0.001 per share (the "Shares"), which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The "Selling Stockholders" section of the Prospectus is hereby supplemented to reflect the distribution by Explorer Partners, L.L.C. ("Explorer Partners") of 12,500 shares of Series B Preferred Stock of the Company and 8,850 shares of Series B-1 Preferred Stock of the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                         --------------------





        The date of this Prospectus Supplement is January 29, 1999






                         SELLING STOCKHOLDERS

     All of the Shares beneficially owned by Explorer Partners and reflected in the Prospectus were distributed to the limited partners of Explorer Partners on December 30, 1998. The table of Selling Stockholders in the Prospectus is hereby amended to reflect such distribution by Explorer Partners and supplemented to specifically include the entities and individuals who received such distribution.
The following table sets forth as of January 29, 1999, the name of each of the entities and individuals who received Shares through the distribution by Explorer Partners who were not specifically identified in the Prospectus as Selling Stockholders, the number of shares of Common Stock that each such Selling Stockholder beneficially owns as of such date, the number of shares of Common Stock beneficially owned by each such Selling Stockholder that may be offered for sale from time to time by the Prospectus and this Prospectus Supplement, and the number of shares of Common Stock to be beneficially owned by each such Selling Stockholder assuming the sale of all of the Shares offered by such Selling Stockholders. Except as indicated, none of such Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock.

     Except as set forth in this Prospectus Supplement with respect to Explorer Partners and the distribution to its limited partners, there is no change to the section entitled "Selling Stockholders" in the Prospectus. The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.






                                         Number of                 Number of
                                           Shares     Number of      Shares
                                        Beneficially    Shares    Beneficially
                                        Owned Prior     Being     Owned After
         Selling Stockholder             to Offering   Offered      Offering
-------------------------------------- -------------- ---------- --------------
Timothy J. and Stephanie A. Keating        42,300(1)     42,300           --
Michael Primasing and Lori-Hattrick        80,300(2)     80,300           --
Brent and Patrice Clapacs Family Trust    241,600(3)    241,600           --
Jeffrey D. Goshay                         360,600(4)    360,600           --
Paul B. McHugh                             80,600(5)     80,600           --
John J. McHugh                             50,700(5)     50,700           --
Ross Reason                                39,800(5)     39,800           --
Alan S. and Julie K. Lowe Family Trust     19,900(5)     19,900           --
Daniel & Cynthia McEvoy JTWROS             39,800(5)     39,800           --
James J. McHugh                            81,500(5)     81,500           --
Anne Wall                                  40,700(5)     40,700           --
MLPF&S Custodian FBO
     Katherine Mitchell Holz              203,800(5)    203,800           --
James J. Mitchell                         101,900(5)    101,900           --
Edouard Peter                             101,900(5)    101,900           --
HSBC Securities Inc.                      144,400(6)    144,400           --
Ailouros Ltd.                             216,500(7)    216,500           --
James N. Baxter                           288,700(8)    288,700           --

--------------------

(1) Represents 35,100 and 7,200 shares of Common Stock issuable upon conversion of shares of Series B and Series B-1 Convertible Preferred Stock, respectively.
(2) Represents 67,200 and 13,100 shares of Common Stock issuable upon conversion of shares of Series B and Series B-1 Convertible Preferred Stock, respectively.
(3) Represents 129,000 and 112,600 shares of Common Stock issuable upon conversion of shares of Series B and Series B-1 Convertible Preferred Stock, respectively.
(4) Represents 258,100 and 102,500 shares of Common Stock issuable upon conversion of shares of Series B and Series B-1 Convertible Preferred Stock, respectively.
(5) Represents shares of Common Stock issuable upon conversion of Shares of Series B Convertible Preferred Stock.
(6) Represents shares of Common Stock issuable upon conversion of Series B-1 Convertible Preferred Stock. Stephen Rider, as Managing Director of HSBC Securities Inc., exercises shared voting and investment power of the shares held by HSBC Securities Inc. Mr. Rider disclaims beneficial ownership of the shares held by HSBC Securities Inc. except to the extent of his pecuniary interest therein.
(7) Represents shares of Common Stock issuable upon conversion of Series B-1 Convertible Preferred Stock. Timothy Katz, as Managing Director of Ailouros Ltd., exercises sole voting and investment power of the shares held by Ailorous Ltd.
(8) Represents shares of Common Stock issuable upon conversion of Series B-1 Convertible Preferred Stock.